AGREEMENT BETWEEN





                            THE BETHLEHEM CORPORATION




                                       AND





                 THE BETHLEHEM CORPORATION EMPLOYEES ASSOCIATION







                                EFFECTIVE DATES:

                         AUGUST 1, 1998 TO JULY 31, 2001

                                TABLE OF CONTENTS
                                -----------------
ARTICLE                                                                    PAGE
-------                                                                    ----

   I                 Intent and Purpose                                     3

   II                Recognition, Association Membership and Check-off      3

   III               Management                                             4

   IV                Wages                                                  6

   V                 Hours of Work                                          7

   VI                Travel Time and Expenses                               10

   VII               Holidays                                               12

   VIII              Paid Vacations                                         14

   IX                Seniority                                              17

   X                 Promotion Outside Bargaining Unit                      22

   XI                Adjustments and Grievances                             23

   XII               Suspension and Discharge                               25

   XIII              Safety and Health                                      26

   XIV               Funeral Leave                                          27

   XV                Miscellaneous                                          28

   XVI               Insurance and Pensions                                 28

   XVII              Association Responsibility                             32

   XVIII             Saving Clause                                          32

   XIX               Termination Date                                       32

   XX                Supplemental Agreement                                 34


                  THIS AGREEMENT executed and effective as of August 1, 1998, by THE BETHLEHEM CORPORATION, its successors or assigns, hereinafter referred to as the CORPORATION, and THE BETHLEHEM CORPORATION EMPLOYEE ASSOCIATION, hereinafter referred to as the ASSOCIATION, as the agent for and acting on behalf of the Corporation's "employees" as the term is defined in Article I hereof, witnesseth that the parties have agreed as follows:


                                    ARTICLE I

                               INTENT AND PURPOSE

                  SECTION A. It is the intent and purpose of the parties hereto to promote and improve industrial and economic relationships and to set forth herein the basic agreement covering rates of pay, hours of work and conditions of employment to be observed between the parties hereto. It is understood and agreed that the term "employees" for the purpose of this Agreement shall include the full time and regular part-time production and maintenance employees of The Bethlehem Corporation fabrication and machining operations at its Easton, Pennsylvania facility, including truck drivers, store clerks, shipping and receiving clerks and inspectors; but excluding dispatchers, timekeepers, office clerical employees, guards and supervisors as defined in the Act.

                  SECTION B. It is the continuing policy of the Corporation and the Association that the provisions of this Agreement shall be applied to all employees in accordance with its terms without regard to race, sex, color, religious creed or national origin.


                                   ARTICLE II

                RECOGNITION ASSOCIATION MEMBERSHIP AND CHECK-OFF

                  SECTION A. RECOGNITION. The Corporation recognizes the Association as the sole collective bargaining agency for all of its employees as defined in Article I of this Agreement at the Corporation's Easton plant. During work hours, the Association will not conduct any business which is not specifically identified with the joint administration of the Labor Agreement.

                  SECTION B. ASSOCIATION MEMBERSHIP. Each employee who on August 1,1998 is a member of the Association in good standing and each employee who becomes a member after that date shall, as a condition of employment, maintain the employee's membership in the Association for the duration of this Agreement. All applicants for employment who are hired and qualify as "employees" under
Article I, Section A, shall become a member of the Association not later than thirty working days following the beginning of the employee's employment. The foregoing provisions shall be effective in accordance and consistent with the applicable provisions of federal and state law.

                  (a) At the time of an employee's employment the Corporation will suggest that each new employee voluntarily execute an authorization for the check-off of Association dues in the form agreed upon. A copy of such authorization card for the check-off of Association dues shall be forwarded to the Treasurer of the Association.

                  (b) For the purpose of this Section, employees shall not be deemed to have lost their membership in the Association in good standing until the Treasurer of the Association shall have determined that the membership of such employee in the Association is not in good standing as provided for in this Article, and shall have given the Corporation notice in writing of that fact.

                                   ARTICLE III

                                   MANAGEMENT

                  SECTION A. The management of the shops and the direction of the working forces, including the right to hire, suspend, or discharge for proper cause, or to transfer, classify, assign work to employees, the right to relieve employees from duty because of lack of work, to maintain order and efficiency in its plants and operations, to control the use of all equipment and other property of the Corporation, to determine manufacturing methods, processes and products, and to contract out work presently being performed by employees, shall vest exclusively in the Corporation. The Corporation shall meet and discuss any proposed rules and regulations with the committee of the Association in advance of adoption. The rules and regulations shall not be inconsistent or in conflict with the provisions of this agreement.


                  SECTION B. The Corporation shall have the right to establish, maintain and enforce reasonable rules and regulations to insure orderly plant operations, it being understood and agreed that such rules and regulations shall not be inconsistent or in conflict with the provisions of this Agreement. The Corporation shall furnish the

Association with a copy of all such rules and regulations as well as all changes therein. The Corporation shall meet and discuss any proposed rules and regulations with the Committee of the Association in advance of adoption. Discipline shall be administered without discrimination to all employees subject to discipline.

                                   ARTICLE IV

                                      WAGES

                  SECTION A. The basic hourly rates for the term of this Agreement shall be as follows:

                          Hourly Rate     Hourly Rate       Hourly Rate
                          Saturday         Sunday           Tuesday
         LABOR GRADE    AUGUST 1, 1998   AUGUST 1, 1999   AUGUST 1, 2000
         -----------    --------------   --------------   --------------
              1          $    9.97       $   10.27       $   10.57
              2              10.18           10.48           10.78
              3              10.71           11.01           11.31
              4              11.41           11.71           12.01
              5              11.88           12.18           12.48
              6              12.41           12.71           13.01
              7              13.19           13.49           13.79
              8              13.67           13.97           14.27
              9              14.64           14.94           15.24
             10              15.27           15.57           15.87
             11              15.55           15.85           16.15
             12              15.83           16.13           16.43

                  SECTION B. In the event an individual employee's regular wage rate is changed, the Chief Shop Steward and the Recording Secretary must be notified in writing by the Corporation of such change.

                  SECTION C. SHIFT DIFFERENTIAL. The shift differential for the second shift is thirty-five Cents ($.35) per hour and Forty Cents ($.40) per hour for the third shift.

                  (a) Any employee regularly scheduled to commence work between 12:00 noon and 9:59 p.m. shall be considered an employee of the second shift. Any employee regularly scheduled to commence work between 10:00 p.m. and 4:49 a.m. shall be considered an employee of the third shift.

                  (b) In computing overtime on a daily and weekly basis, the wage allowances described hereinabove, respectively, shall be used in addition to the regular hourly basic rate, and such wage allowances shall also be used in computing the vacation pay of employees.

                  SECTION D. ALLOWANCE FOR JURY SERVICE. An employee who is called for jury service shall be excused from work for the days on which he or she serves, and the employee shall receive, for each such day of jury service on which the employee otherwise would have worked, the difference between eight (8) times the employee's regular straight-time hourly day-rate (as computed for holiday allowance) and the payment the employee receives for jury service. The employee will present proof of service and the amount of pay received therefor.



                                    ARTICLE V

                                  HOURS OF WORK



SECTION A. (a) A normal work day shall consist of eight (8) consecutive hours, exclusive of lunch period, within a calendar day or twenty-four (24) hour period. The normal hours of work are:


    MANUFACTURING SHOPS       LUNCH BREAK             COFFEE BREAK

    7:00 a.m. - 3:30 p.m.     12:00 - 12:30 p.m.      9:00 - 9:10 a.m.
                              (30 min. unpaid)

    3:30 p.m. - 11:30 p.m.    8:30 - 8:40 p.m.        5:30 - 5:40 p.m.
                              (10 min. paid)

    11:30 p.m. - 7:00 a.m.    3:30 - 3:40 a.m.        2:00 - 2:10 a.m.
                              (10 min. paid)

                         (8 hrs. Monday through Friday)

                  Normal hours of work can be changed by mutual agreement between the Corporation and the Association. The Corporation reserves the right to increase the hours on any shift and adjust the starting times of the shifts to meet production needs. The Association must be notified of these changes.

                  (b) A normal work week shall consist of five (5) consecutive work days beginning on Monday and ending on Friday.

                  (c) The foregoing provisions of this Section A shall not be construed as guaranteeing to any employee any number of hours of work per day or per week.

                  SECTION B. There shall be a recognized and controlled ten (10) minute coffee break on each shift. The shop whistle will signal the start and stop of the break period. No other coffee break other than this ten (10) minute period will be permitted.

                  SECTION C. The last ten (10) minutes of each shift shall be designated as wash-up time, and during this period each employee is to straighten up his or her work area, put tools away and wash up. Additional time will be granted to those employees, only by the direction of their immediate supervisor, where it is necessary for them to take care of cleaning up work areas and equipment and returning large quantities of tools either to the tool room or their tool boxes. This additional time will be completely at the discretion and direction of the employee's immediate supervisor.

                  SECTION D. (a) Time and one-half shall be paid for all time worked by an employee:

                        (i) in excess of eight (8) hours in any one day, exclusive of lunch period, commencing when the employee starts to work.

                        (ii) in excess of forty (40) hours within any one week.

                        (iii) for all work performed on shifts starting on Saturday including the third shift which begins at 11:30 p.m. Friday.

                        (iv) during scheduled lunch periods. Unscheduled lunch periods taken by employees who have performed work during scheduled lunch periods, shall not be paid for by the Corporation, unless mutually agreed upon.

(b) Double time shall be paid for all time worked by an employee:

                        (i) on shifts starting on Sunday including the third shift which begins at 11:30 p.m. Saturday night, but excluding the third shift which begins at 11:30 p.m. Sunday night.

                        (ii) in excess of twelve (12) consecutive hours in any one day provided the employee is not already on double time. For the purposes of this subsection (ii), an employee will be considered as having worked in excess of twelve (12) consecutive hours even though he or she has taken a break of two (2) hours or less with the approval of the employee's foreman.

                  SECTION E. REPORTING PAY. (a) In the event an employee is not notified not to report for work and does report for work and upon reporting finds there is no work to be performed, he or she shall receive four (4) hours pay at the employee's regular hourly rate, except where the employee was absent from work on the previously scheduled working day, unless on that previously scheduled working day the employee notified the Corporation that he or she would be available for work on the next scheduled work day. In the event an employee reports for work and actually begins work and works less than four (4) hours because of lack of work, he or she shall receive four (4) hours pay at the employee's regular hourly rate, except in cases of emergency, fire, flood, strikes, acts of God or other similar causes beyond the control of the Corporation. This exception applies to this entire paragraph. Such employees, however, have the option to perform such work as they may be reasonably expected to perform when offered to them by the Corporation, or they may conclude their shift and be paid for actual hours worked only.

                  (b) An employee who is scheduled to work for a specified number of hours on either a Saturday or Sunday shall be entitled to work for the number of hours so scheduled. The Corporation reserves the right to assign other work which the employee is capable of performing in order to provide sufficient work for the scheduled hours. The employee has the option of performing these work duties to which assigned or concluding the employee's shift and being paid for actual hours worked only.

                  SECTION F. CALL-IN PAY. In cases of emergency, when an employee has left the plant and is called back to work at times other than the employee's scheduled shift, he or she shall receive the greater amount of either four (4) hours at the employee's regular straight time rate, or time and one-half for hours actually worked. In the event the call-out runs into the employee's scheduled shift, he or she shall receive the applicable overtime rate from the time employee begins work until the beginning of employee's scheduled shift.

                  SECTION G. (a) Overtime work shall be divided as equally as practicable among the employees in their respective departments who perform similar work.

                  A record of all such weekly overtime worked by the employees will be kept by the Corporation and shall be available for inspection by the shop employees. An audit of overtime records may be conducted each quarter by the Grievance Committee.

                  An employee who is requested to work overtime in accordance with the "notice-in-advance" provision outlined in paragraph (b), and who refuses to work, will be charged with the scheduled amount of overtime worked by the employee accepting the overtime assignment. An employee requested to work overtime but not provided with "notice-in-advance", and who refuses to work will not be charged with any overtime for that particular day.

                  Overtime worked out of an employee's regular classification shall be charged against the employee's regular classification.

                  Employees working on jobs during regular hours shall have preference for overtime occurring during the normal work day on the same jobs.

                  (b) The parties recognize that the needs of the operation of the business and plant of the Corporation from time to time require work in excess of the scheduled hours; therefore, the parties agree to cooperate in such instances giving due recognition to the needs of the Corporation, and the employees agree to perform such overtime work unless the employees so requested to work overtime would be inconvenienced. The Corporation will, whenever practicable give employees asked to work beyond the end of their scheduled hours, two (2) hours' notice in advance of the end of their scheduled hours. An employee not regularly scheduled for Saturday work will, whenever practicable, when asked to work Saturday, be notified before the end of the employee's scheduled hours on the preceding Thursday. An employee not regularly scheduled for Sunday or holiday work will, whenever practicable, be notified forty-eight (48) hours in advance of any Sunday or holiday to be worked.

                  (c) Overtime payments shall not be duplicated, and the employee shall not be paid twice for the same hours worked.

                  SECTION H. When an employee has worked in excess of ten (10) hours on any shift, the Corporation will provide the employee with food at a cost not in excess of Five Dollars ($5.00) together with any tax imposed thereon provided the employee has not been given a reasonable opportunity to arrange in advance for the food. In the event the Corporation does not provide food for the employee, the Corporation will pay the employee Five Dollars ($5.00).

                  SECTION I. To insure orderly operation of the plant, the Association recognizes the responsibility of all employees to report regularly for work unless prevented by illness or other justifiable reasons. Employees who are expected to report for work on Saturday and/or Sunday shall also be required to report off.

                  Employees are required to notify the shop in which they work by telephone of their absence and the reason therefor on the first day thereof, except in case of an emergency when this is not possible. All such notifications must be made prior to the start of the shift in which the employee is scheduled to work. Employees should call in to Telephone Number (610) 258-7111.

                  SECTION J. Any employee who is scheduled to or actually works twelve (12) hours or more in any day shall receive a thirty (30) minute paid lunch period.

                  SECTION K. Pay days will be on alternate Thursdays. Such days may be changed by the Corporation for reasons beyond its control including, but not limited to, machine breakdown or one or more holidays occurring during the week. Pay checks will be distributed no later than 2:30PM on pay days.

                                   ARTICLE VI

                            TRAVEL TIME AND EXPENSES

                  SECTION A. Travel on Corporation assignments shall be compensated for actual time spent on such travel at the employees' regular straight time rate of pay. Such compensation shall be paid for the hours an employee is traveling during the period when the employee is normally scheduled to work. The time and method of travel shall be subject to instructions by the Corporation.

                  SECTION B. When an employee is required to be away from home overnight on Corporation assignments, he or she shall be compensated for all hours worked and travel time subject to the provisions of Section A of this
Article VI. In no event shall such employee receive less pay than if that employee had worked at the Corporation's plant where he or she is regularly assigned. Beginning on the third consecutive day that an employee has been away from the plant the employee shall receive an additional Ten Per Cent (10%) of his or her regular straight time rate for all hours worked and travel time until the employee returns to the plant. If an employee is away from the plant on a Saturday or a Sunday and does not either work or travel on such days, he or she shall receive eight (8) hours pay at the employee's regular straight time rate of pay.

                  SECTION C. The Corporation shall reimburse all pre-approved living expenses incurred by the employee while away from the plant to which the employee is regularly assigned, provided that no such reimbursement shall be made for any particular day unless the employee is required to use a hotel or a motel because the distance between the employee's work at the end of the day and the employee's home prohibits the employee's return.

                                   ARTICLE VII

                                    HOLIDAYS

SECTION A.        The following shall be recognized as paid holidays:

                  1. New Year's Day
                  2. Good Friday
                  3. Memorial Day
                  4. Independence Day
                  5. Labor Day
                  6. Thanksgiving Day
                  7. The day after Thanksgiving
                  8. December 24th
                  9. Christmas
                  10. December 31st
                  11. One (1) Floating Holiday each Contract Year'

                  The one (1) additional floating holiday each contract year shall be chosen by each employee upon at least twenty-four (24) hours advance notice to the Corporation. It is further agreed that the scheduling of the holiday is subject to the operating requirements of the Corporation.

                  SECTION B. When a paid holiday falls on a Sunday, then the following Monday shall be recognized as the legal paid holiday unless the State or Nation proclaims another date, in which event that date shall be observed. When a paid holiday falls on a Saturday, then the previous Friday shall be recognized as the legal holiday, unless the State or Nation proclaims another date, in which event that date shall be observed.

                  SECTION C. PAID HOLIDAYS. (a) Each employee who qualified as provided in (c) who does not work on the holiday, will be paid eight (8) hours at the employee's straight time hourly rate for each of the holidays enumerated in Section A hereof, unless the employee has voluntarily quit or has been discharged prior to observance of such holiday.

                  (b) Each employee who qualified as hereinafter provided in (c) who performs work on a shift starting on any holiday enumerated in Section A, will be paid double time for work performed on the holiday shift, and in addition will be paid eight (8) hours' holiday pay at his regular straight time rate.

                  (c) In order for an employee to qualify for the holiday pay:


                        (i) New employees must have no less than seventy (70) calendar days seniority to his or her credit as of the date of the occurrence of the holiday.

                        (ii) The employee must be actively employed and not in a state of lay-off, leave of absence, or other condition which makes his or her service unavailable (except for compensable injury under Pennsylvania Workmen's
                        Compensation Law or sickness and accident) to the Corporation.

                        (iii) The employee must have worked or have an approved absence in the pay period in which the holiday is observed, except those employees who have been recalled from lay-off after having been laid off more than twenty-eight (28) days unless recalled to work prior to the day on which the holiday is observed.

                        (iv) An employee who has been laid off because of lack of work shall be eligible for holiday pay provided the employee worked within twenty-eight (28) days prior to the date on which the holiday occurred.

                        (v) Employees who are scheduled to work on a holiday and who have been notified of such scheduling in accordance with Article V, Section G, and who agree to work on a holiday, but who fail to work as scheduled and agreed, shall not receive holiday pay for said holiday. However, failure to work as agreed because of an unforeseen situation beyond the control of the employee, will not result in loss of holiday pay.

                        (vi) The Corporation and the Association must mutually agree to change the date on which a holiday is to be observed.

                  (d) A holiday for which the employee receives pay will be considered as a day worked when computing vacation and pension benefits only.

                                  ARTICLE VIII

                                 PAID VACATIONS

                  SECTION A. The Corporation agrees that during each vacation year June 1 to May 31 of this Agreement such employees as qualify in accordance with the following requirements shall receive a vacation of either one (1), two
(2), three (3), four (4), or five (5) weeks depending upon length of continuous service completed prior to June 1st of each calendar year. A week's vacation shall consist of seven (7) consecutive days.

                  SECTION B. Effective with the June 1, 1994 vacation period, all currently active employees as of July 23, 1994 had the option of being grandfathered into the existing Vacation Schedule which is designated "Schedule A". All employees hired after July 23, 1994 will be governed by "Schedule B" for vacation purposes.


                                   SCHEDULE A"

       Years of Continuous Service                         Vacation Time
          On Or Before 5/31/94                             Off With Pay
          --------------------                             ------------

       Less than 6 months                                  0
       6 mos. but less than 1 yr                           3 days
       1 yr. but less than 2 yrs                           1 week
       2 yrs. but less than 3 yrs                          1 week & 1 day
       3 yrs. but less than 4 yrs                          1 week & 2 days
       4 yrs. but less than 5 yrs                          1 week & 3 days
       5 yrs. but less than 6 yrs                          2 weeks
       6 yrs. but less than 7 yrs                          2 weeks & 1 day
       7 yrs. but less than 8 yrs                          2 weeks & 2 days
       8 yrs. but less than 9 yrs                          2 weeks & 3 days
       9 yrs. but less than 10 yrs                         2 weeks & 4 days
      10 yrs. but less than 15 yrs                         3 weeks
      15 yrs. but less than 25 yrs                         4 weeks
      25 yrs. and over                                     5 weeks

                                  "SCHEDULE B"

    Years of Continuous Service                                  Vacation Time
     On Or Before 5/31/94                                          Off With Pay
     --------------------                                          ------------

     Less than 6 months                                             0 days
     6 mos. but less than 1 yr                                      1 week
     1 yr. but less than 7 yrs                                      2 weeks
     7 yrs. but less than 15 yrs                                    3 weeks
     After 15 years                                                 4 weeks


                  SECTION C. Vacation pay will be computed once each year for each employee. The Corporation will use the following two methods to compute vacation pay, and the employee will be paid the greater amount:

                  (1) Vacation pay for the entire vacation period June 1 to May 31 shall be a percentage of the individual employee's earnings for the full year ending with the pay period immediately preceding June 1st of each calendar year, subject to Section D of Article VIII. This method of calculation will be eliminated for all employees hired after 8/1/98. For current employees, and any employees on layoff for two (2) years prior to 8/1/98, the Corporation agrees to abide by the current contract language.

             Vacation Time                       Percentage Amount
             Off With Pay                         Of Vacation Pay
             ------------                         ---------------
             3 days                                     1.2%
             1 week                                     2.0%
             ------                                     ----
             1 week & 1 day                             2.4%
             1 week & 2 days                            2.8%
             1 week & 3 days                            3.2%
             2 weeks                                    4.0%
             -------                                    ----
             2 weeks & 1 day                            4.4%
             2 weeks & 2 days                           4.8%
             2 weeks & 3 days                           5.2%
             2 weeks & 4 days                           5.6%
             3 weeks                                    6.0%
             -------                                    ----
             4 weeks                                    8.0%
             -------                                    ----
             5 weeks                                   10.0%

                                      or,

                  (2) Vacation pay shall be based upon the employee's hourly rate on May 31st. Vacation pay is computed on basis of eight (8) straight time hours equals one day and forty (40) straight time hours equals one week. To be eligible for a full vacation in any vacation year during the term of this Agreement, an employee must (a) have six
(6) months of continuous service prior to May 31st of any calendar year; (b) have worked at least 1,500 hours in the twelve (12) month period from June 1st to May 31st. If an employee works in excess of 1,000 hours but less than 1,500 hours in the twelve (12) month period from June 1st to May 31st, the employee shall be entitled to a pro rata vacation based upon the ratio that the employee's hours worked bear to 2,000 multiplied by the applicable vacation entitlement set forth.

                  An employee who works less than 1,000 hours from June 1st to May 31st shall not be entitled to a vacation. For the purpose of determining hours worked, time lost for sickness or compensable accidents shall be counted as hours worked up to eight (8) hours per day.

                  Vacation time for which the employee receives pay will be considered as time worked when computing vacation and pension benefits only.

                  Employees may use up to a maximum of five (5) of his or her vacation days per year as sick days without prior approval, as normally required for vacation purposes providing reporting-off procedures are followed.

                  SECTION D. (a) All vacations must be taken between June 1st and May 31st of the following year, and whenever possible the employee shall have the privilege of selecting the time within said period which the employee desires for his or her vacation, but the final selection rests with the Corporation in order to insure an orderly operation of the plant.

                  (b) The Corporation will limit vacation shutdown to a one week period falling between Christmas and New Year's holiday.

                  SECTION E. (a) Employees who prior to June 1st of any year quit, take a leave of absence or are discharged and have not worked in excess of 1,000 hours in the twelve (12) month period June 1st to May 31st shall not be eligible to receive any benefits under this article.

                  (b) Employees who are otherwise eligible for a vacation but are laid off shall receive such vacation pay as is due them.

                  (c) Employees who retire or die prior to June 1st of any year shall be entitled to vacation pay prorated as of the date of retirement or death, and paid at the next available pay period.

                  (d) Retired employees shall be paid at the time of retirement for any vacation to which they may then be entitled, and paid at the next available or reasonable pay period.

                  Should an employee die at the time the employee has not taken his or her full vacation or when the employee is otherwise entitled to vacation pay, the employee's beneficiary shall receive the balance of the vacation pay to which the deceased employee was entitled.

                  SECTION F. Paid holidays as listed in Article VII of this Agreement falling within an employee's vacation period are also to be counted as vacation days for which the employee shall receive payment in accordance with the provisions of said Article VII.

                                   ARTICLE IX
                                    SENIORITY

                  SECTION A. (a) Seniority shall be based upon and defined as the length of service of the employees employed by the Corporation, beginning with the last hiring date of the employee involved. The "last hiring date" as herein provided shall be defined to mean the period of time since such date, during which any such employee's seniority has not been canceled as provided and defined in Section 1 of this Article IX or any other applicable collective bargaining agreement entered into by the Corporation and any collective bargaining representative. Seniority shall be maintained and applied as to layoffs, increase of forces, transfer and promotion to non-supervisory jobs on a plant-wide basis as herein and hereinafter provided.

                  (b) Employees shall have a preference as to shift assignment according to their seniority within their job classification. However, nothing in this section shall limit the right of the Corporation to assign employees to any shift in order to maintain efficiency through a balance of necessary skills and experience.

                  SECTION B. LAYOFFS AND RECALLS. (a) It is understood and agreed between the parties hereto that in all cases of increases and decreases of the working forces length of continuous service shall be the determining factor, providing the employee involved has the ability to perform the work required.

                  However, any employee before being laid off may bump back to any equal or lower rated job within any occupation which the employee had previously held or to any other equal or lower rated job which the employee is capable of performing within any occupation providing his or her seniority is greater than the employee on that particular job.

                  (b) DIVISION OF WORK. When work becomes unavailable for one or more employees performing the same type of work, on any calendar day of the week, the senior employee or employees shall be retained unless they are reassigned to other duties by the Corporation. If they are not reassigned, and provided they are competent to do the work, said employees may exercise their seniority in a bump fashion by bumping junior employees in the same or lower labor grade.

                  If an error is made in administering the bumping procedure, or if there is not sufficient time to contact and assign each employee affected in a one-day bump, the Corporation and Association will then meet for the purpose of attempting to provide a solution for any problem which might have arisen.

                  (c) If, as a result of a decrease in work other than decreases which may occur from day to day, the average scheduled hours of work of the employees throughout the plant shall be reduced for a period of one month to thirty-two (32) hours per week and if, in the judgment of the Management, that level of work will continue for an extended period of time, the plant manager will discuss with the appropriate Association officials the question whether a decrease of the working force shall be effected in accordance with the provisions of this article or whether the available hours of work shall be distributed among the employees in such unit so far as shall be practicable with due regard for the particular skills and abilities required to perform the work available there. If the plant manager and such Association officials shall fail to agree, the working force shall be reduced to an extent which shall be sufficient to enable the remaining employees to average-forty (40) hours of work per week.

                  (d) An employee shall not be reassigned to perform the same type of work on a different shift until at least twenty-four (24) hours have elapsed since the regularly scheduled starting time of the said employee on the last shift worked by him; provided, however, that in the interest of maintaining uninterrupted and economic production, the Corporation may so schedule an employee. An employee can be reassigned to perform the same type of work on the same shift on which the employee was regularly scheduled despite the fact that twenty-four (24) hours have not elapsed since the regularly scheduled starting time of said employee on the last shift worked by the employee and that by so doing the Corporation would be obliged to pay overtime under the terms of this Agreement.

                  (e) When plant operations resume on a normal or increased schedule, the employees affected shall be restored to their previous or normal status or recalled in the reverse order in which they were laid off. An employee will have the option to refuse recall if the job to which the employee is being recalled is not his or her regular job.

                  When reasonably possible; the Corporation will notify the Chief Shop Steward about an employee who is being recalled from lay-off, on the same day that the Corporation notifies the Employee.

                  (f) In all cases of increase or decrease of the working forces the following local Association officers: President, Vice President, Chief Shop Steward, Recording Secretary and Treasurer, the members of the Grievance Committee and the Shop Stewards, shall be given preference without regard for seniority, provided there is work available in the plant which they are capable of doing. Such preferential seniority for Shop Stewards shall be confined to the departments in which they function as Shop Stewards.

                  (g) TEMPORARY EMERGENCY LAY-OFF. Defined as the relieving of any employee from duty or the temporary laying off of an employee because of a temporary emergency brought about by reason of power breakdown, flood, fire, or other problems beyond the reasonable control of the Corporation which require temporary cessation of one or more operations.

                  In the interest of maintaining uninterrupted and economic production, the Corporation shall not be obligated to lay off the employees in the strict order of their seniority, but it must make a reasonable effort to lay off the employees in the strict order of their seniority. A temproray emergency layoff shall not be more than 3 days, after which normal lay-off procedures will be followed.

                  (h) An employee shall be given two (2) work days' notice before being laid off out of the plant.

                  (i) An employee who requests an out-of-turn lay-off, and providing the Corporation grants such request, must sign a statement in which the employee waives employee's recall rights to all jobs except the employee's regular job.

                  SECTION C. INCAPACITATED EMPLOYEES. If employees become incapable of doing their regular work through no fault of their own, the employee so affected shall be entitled to other work in the plant in accordance with their seniority status, provided they have the necessary ability required to perform such work, and do not displace any other employee.

                  SECTION D. TRANSFER AND PROMOTIONS. Seniority as it shall be maintained and applied to promotions, transfer and promotional transfers: (a)(i) In the event a vacancy occurs on any permanent job, or should a new job be established within the scope of the bargaining unit, notification of such vacancy or establishment of such new job shall be posted on the department bulletin board for a period of three (3) days. Upon request from the Association, the Corporation will extend the job posting for two (2) additional days to provide time for the Association to contact an employee who is absent from work or laid off. A vacancy will not be deemed to exist if there is an employee either on lay-off or in a lower rated job who formerly held the job now open and who lost it by reason of a shortage of work. The notification shall contain the job title, the grading and the shift to which the job is presently assigned.

                  Such jobs shall be filled by employees throughout the plant whenever possible. In all such cases, the length of service (seniority rank) shall be the determining factor providing the employee is qualified to perform the work. Transfers under this provision shall represent a promotional opportunity for the employee involved.

                  Not withstanding any provision of this Section D (a)(i) to the contrary, an employee having in excess of ten (10) years' seniority shall be entitled to bid upon a vacancy that occurs in any permanent job or newly established job of equal or lower rank in the plant. Such employee shall be awarded the job if (1) the employee's seniority in the plant is greater than the other employees under consideration for the job and (2) the employee's fitness and ability are substantially equal to such other employees. If such employee is awarded the job, the employee shall not be eligible again for promotion under this Section D and shall remain in the job for twelve (12) full months before he or she may bid on another job vacancy.

                        (ii) Eligible employees not claiming such posted jobs within the agreed upon time shall forfeit their right in such cases and wait until the next job posting occurs.

                        (iii) In the event of disputes, the job in question shall be considered only temporarily filled until the matter is properly disposed of through the established grievance procedure. In no case shall this provision involve back pay beyond the date on which the grievance was filed.

                  (b) The Corporation for its convenience may from time to time make transfers of employees from one job classification to another in accordance with the rules set forth in paragraph 5 of the Supplemental Agreement of July 23, 1994. The reasons for such transfer may include but are not limited to the following:

                        (i) To fill vacancies on a temporary basis pending permanent filling of such vacancies under the job posting procedure;

                        (ii) To replace the employees who are absent or on vacation or who have failed to-report for work as scheduled;

                        (iii) To provide for the remainder of the employee's shift for an employee who has no work remaining in the employee's regular job classification. The employee has the option of performing assigned work duties or concluding his or her shift and being paid for actual hours worked only.

                        (iv) To fill a job pending the recall of an employee from lay-off;

                        (v) To provide additional workers needed for particular work. Such workers shall be selected from among the employees in equal or lower-rated job classifications from the job classification usually performing such work.

                        (vi) To perform work of an intermittent nature not requiring an employee for a full shift.

                        (vii)  A   temporary   transfer   is  defined  as  being
                        forty-five (45) work days. The parties, by mutual consent, can extend the 45-work day limit.

                  SECTION E. NEW EMPLOYEES. New employees must have accumulated seventy (70) calendar days of service before they have seniority rights. Upon completion of such seventy (70) calendar days, their seniority shall date from the original date of employment. During such seventy (70) calendar day period, a new employee may be transferred, laid off or discharged as the Corporation may determine but not in any manner that will deprive any other employee of his or her rights under this Agreement.

                  SECTION F. SENIORITY LISTS. (a) Seniority lists showing the proper seniority dates of the employees must be posted on April 1st and October 1st of each year in the appropriate departments, and shall be changed by the Corporation semi-annually so as to include the names of new employees who have attained seniority status, or corrections that have been noted, since the date of last semiannual posting.

                  The Corporation will provide the Association's Secretary with an expanded copy of the Seniority List.

                  SECTION G. LEAVES OF ABSENCE. Leaves of absence shall be permitted in cases mutually agreed to be worthy, and in such cases the employee's seniority shall continue to accumulate.

                  SECTION H. MILITARY SERVICE. Employees, other than temporary employees, who enter the armed forces of the United States or who have left or who subsequent to the date hereof leave their positions for the purpose of being inducted into, enlisting in, determining their physical fitness to enter or to perform training duty in said armed forces, shall be reinstated in accordance with the applicable Federal statutes.

                  Except as may be otherwise provided in the applicable Federal statutes, any employee who voluntarily re-enlists for additional service at the end of the employee's initial term of active service shall not have any seniority or other rights under this clause.

                  SECTION I. CANCELLATION OF SENIORITY. The seniority of an employee shall be canceled under any of the following circumstances: if the employee

                  (a) Is justifiably discharged;

                  (b) Voluntarily quits;

                  (c) Is absent for any reason, which absence continues for more than two (2) years. In cases where sickness and accident, or Workman's Compensation is involved, then the two (2) years shall start after coverage has been exhausted;

                  (d) Does not return to work within five (5) working days after written notice by the Corporation to the employee's last address appearing on the Corporation's records. The Corporation shall notify the Association in writing at the same time the employee is notified to return to work;

                  (e) Fails to return to work at the proper time after leave of absence;

                  (f) Is absent from work for five (5) consecutive working days without giving notice to the Corporation;

                  SECTION J. The Corporation shall give written notification to the Association of all promotions to non-supervisory jobs, layoffs, transfers, recalls, discharges or disciplinary actions. If no written protest is received by the Corporation from the Association or from the individuals involved within five (5) working days from the date such notification is received by the Association, no further grievance relative thereto shall be valid. Retroactive pay in such cases shall not be for a period greater than the day on which the written grievance was filed.

                  SECTION K. The seniority provisions of this Article IX shall be applied to Working Leaders as follows:

                  (a) For purposes of lay-off and recall, a Working Leader's seniority shall be based upon and defined as the length of service.

                  (b) For purposes of lay-off and recall, a Working Leader will be considered to be an occupant of the job classification which the employee held immediately prior to the employee's promotion to Working Leader.

                  (c)  Each  Working   Leader  will   participate   in  overtime
opportunities in accordance with the employee's departmental seniority.

                  (d) Working Leaders are not employed to supervise, but in addition to working are asked to convey the foremen's instructions to their group, and to make such reports as to the progress of the job and maintenance as are required by the foreman. Working Leaders are not to discipline any employee.


                                    ARTICLE X
                        PROMOTION OUTSIDE BARGAINING UNIT

                  Whenever possible, Management will consider bargaining unit members for promotion to positions outside the bargaining unit.

                  To allow such employees some measure of seniority security in accepting promotion outside the bargaining unit, it is agreed that an employee accepting a promotion will retain his or her seniority which the employee accumulated as a bargaining unit member for a period of one (1) year from the date of such promotion.

                  At the expiration of such one-year period the employee will lose his or her seniority unless the Corporation and Association mutually agree to continue the employee's seniority.

                  Employees who accepted a position outside the bargaining unit prior to the date of this Agreement shall retain their seniority in accordance with the provisions of the collective bargaining agreement in effect at the time of their promotion.

                  A non-bargaining unit employee who returns to the bargaining unit cannot upon the employee's return to the unit displace any bargaining unit employee currently at work. Conditions of the employee's return to the bargaining unit will be mutually agreed to by the Corporation and Association.

                                   ARTICLE XI

                           ADJUSTMENTS AND GRIEVANCES

                  SECTION A. Should any differences arise between the Corporation and the Association as to the meaning and application of the provisions of this Agreement or as to any question relating to wages, hours of work and other conditions of employment of any employee, there shall not be any suspension of work because of such differences, but an earnest effort shall be made to settle them promptly and in accordance with the provisions of this Agreement in the manner hereinafter set forth.

                  If an employee shall believe that the employee has a justifiable request or complaint, the employee must discuss such request or complaint with his or her foreman within twenty-four (24) hours after the incident occurs, with the steward of employee's department being present, in an attempt to satisfactorily settle the request or complaint. Any such request or complaint which shall not be disposed of within two (2) work days and which shall be presented in writing, as hereinafter provided, shall constitute a grievance and shall be handled under the procedure set forth in this Article.

                  STEP NO. 1. Such grievance shall be stated in writing on a form to be furnished by the Corporation, which shall be dated and signed by the employee involved, and two (2) copies of such grievance shall be delivered by the steward of such shop to the foreman involved. Such foreman shall note in the appropriate place on such form the employee's disposition of such grievance and shall sign and date the notation and return one (1) copy of such grievance to the steward and deliver or send one (1) copy thereof to the Personnel Manager. Any grievance which shall not be disposed of within one (1) work day after it shall have been so presented to the foreman may be appealed to Step No. 2 of the grievance procedure.

                  STEP NO. 2. Unless such grievance shall be appealed to the General Foreman for such shop or other designated Corporation representative within three (3) work days after such disposition thereof by such foreman, such grievance shall be deemed to have been settled in accordance with such disposition and no appeal therefrom shall thereafter be taken.

                  If such grievance shall be so appealed, it shall be discussed by the General Foreman for such shop and Personnel Manager, or other designated representative, and the Chief Steward and Departmental Steward thereof in an effort to settle such grievance. The discussion shall be held, and such General Foreman and Personnel Manager, or other designated representative, shall dispose of such grievance within not more than five (5) work days after the date on which such grievance shall have been so appealed. If the General Foreman and Personnel Manager, or other designated representative, shall fail to provide an opportunity for discussion or fail to dispose of such grievance within the five
(5) work days, such grievance may be appealed to Step No. 3 of the grievance procedure.

                  STEP NO. 3. Unless such grievance shall be appealed to Step No. 3 within five (5) work days of such disposition in Step No. 2, such grievance shall. be deemed to have been settled in accordance with such disposition and no appeal therefrom shall thereafter be taken.

                  If such grievance shall be so appealed, a meeting between the Personnel Manager and Plant Manager, or other designated representative, and the designated Grievance Committee of the Association shall be held within five (5) work days of such appeal in an effort to settle such grievance. If such grievance shall not have been disposed of within eight (8) work days of such appeal to Step No. 3, such grievance may be appealed to Step No. 4 of this grievance procedure.

                  STEP NO. 4. Unless such grievance shall be appealed within five (5) work days of such disposition in Step No. 3, it shall be deemed to be settled in accordance with such disposition, and no appeal therefrom shall thereafter be taken.

                  If agreement cannot be reached in the manner set forth above on such grievance, the matter shall then be immediately referred to arbitration in the following manner:

                  (a) If the Corporation and the Association cannot agree upon an impartial arbitrator, on demand of either of the parties to this Agreement, the American Arbitration Association shall appoint an impartial arbitrator who shall arbitrate the disputed matter in accordance with its rules and regulations. Once a disputed matter has been so appealed, such appointment and the decision of the arbitrator so made shall be final and binding on each of the parties hereto including the aggrieved employee or employees.

                  The Arbitrator shall have the power to interpret the terms and provisions of this Agreement and to render decisions on disputes thereunder, except, however, no Arbitrator shall have the power to render decisions that would expand or nullify any of the terms and provisions of this Agreement.

                  (b) The cost of the impartial Arbitrator shall be shared equally by both parties. All other costs incidental to the arbitration proceedings shall be borne by the party incurring the cost.

                  (c) No post hearing brief will be filed by either party.

                  SECTION B. The time elements in the preceding grievance procedure shall have meant to exclude Saturdays, Sundays and holidays. Any extension of time in any step of this procedure must be by mutual agreement. For purposes of counting days, the day of disposition shall be excluded, but the last day for filing an appeal shall be included.

                  SECTION C. An employee who claims to have a grievance shall present such grievance orally to the foreman involved within twenty-four (24) hours after the event has occurred giving rise to the grievance. If the employee could not reasonably have known of such event due to his or her absence from the plant, the employee shall file the grievance within twenty-four (24) hours after his or her return to the plant.

                  No grievance shall be made retroactive prior to five (5) work days prior to the date such grievance was first submitted in written form in Step No. 1.

                  SECTION D. The Grievance Committee shall consist of the President of the Association, the Chief Shop Steward and three (3) elected members of the Association who will be elected according to the by-laws of the Association. The President or the Chief Shop Steward shall have the right to go from one shop to another on grievances without loss of pay upon approval of their respective foremen. A reasonable effort shall be made to conduct this business during the normal lunch period.

                  SECTION E. Members of the Grievance Committee will not be paid by the Corporation for attending grievance meetings. No grievance meeting will' be scheduled to begin after 1:00 p.m.

                                   ARTICLE XII

                            SUSPENSION AND DISCHARGE

                  In the event an employee is suspended or discharged and the employee believes he or she has been unjustly dealt with, the employee may file a grievance and such grievance shall be processed under Article XI of this Agreement, beginning with the third step thereof.

                  The grievance shall contain the date and nature of the suspension or discharge, and the employee shall have five (5) work days from the date of such suspension or discharge to file the grievance. In no case following the expiration of five (5) work days referred to herein may a grievance regarding suspension or discharge be presented. The Corporation will meet with the Grievance Committee before it discharges any employee.

                  The Corporation will disregard any disciplinary record in an employee's personnel file after twelve (12) months have elapsed from the date of the employee's most recent disciplinary infraction.


                                  ARTICLE XIII

                                SAFETY AND HEALTH

                  The Corporation shall continue to make such provisions that are required for the safety and health of its employees during the hours of employment.

                  A plant safety team shall be established consisting of two (2) members of Management and three (3) members appointed by the Association. This safety team must meet at least once each thirty (30) days for the purpose of reviewing and resolving the problems and conditions which involve the safety of the employees. The safety team shall send a report, signed by all of the members present, to the Plant Manager, the Vice President of Operations, and the Association's Secretary.

All accidents that result in personal injury and/or property damage, regardless of how minor, must be reported to a supervisor.

                  The minutes of each monthly Safety Committee Meeting shall be posted not later than seven (7) working days after each meeting.

                  If reasonable action is not taken to an unsafe condition, the Association has the right to present a grievance starting in Step No. 3 of the grievance procedure.

                  No employee shall be required to work on any job which, in the opinion of the majority of the safety committee, is unsafe, nor shall any employee be penalized for failure to work under such conditions. Notice of such unsafe conditions shall be given to the Corporation immediately upon its discovery by the safety committee.

                  An employee who uses prescription glasses in the performance of employee's job duties will be reimbursed Fifty ($50.00) Dollars by the Corporation once each twelve (12) months upon presenting verification of purchase of safety prescription glasses which meet or exceed the standard set forth in Z-87.1-1989 of the American National Standards Institute.



                                   ARTICLE XIV
                                  FUNERAL LEAVE

                  SECTION A. When a death occurs in the  immediate  family,  the employee shall be permitted three (3) days' absence without loss of pay. Reimbursement of pay shall be twenty-four (24) hours at the employee's straight time hourly rate. The immediate family shall constitute a husband, wife, father, mother, sister, brother, son, daughter, father-in-law, mother-in-law and grandparents of the employee. One (1) day's paid absence shall be permitted for stepmother, step-father for funeral leave.

                  An employee who attends the funeral of an aunt or uncle (or spouse's aunt or uncle), brother-in law, sister-in-law, step son/daughter, will be granted a one (1) day unpaid excused absence.

                  Saturday and Sunday shall not be considered as working days. Proof of time of death and burial must be submitted to the Accounting Department in order to be compensated for the lost time outlined above.

                  If an employee is on vacation and a death occurs in employee's immediate family, his or her vacation will be extended by the number of week days lost, due to the above incident, not to exceed three (3) days.

                  If during a normal work week as defined in Article V, a paid holiday is observed not earlier than the date of death nor later than the date of burial, the employee can extend the employee's funeral leave by eight (8) working hours for each paid holiday observed, beginning on date of death to and including date of burial.

                                   ARTICLE XV

                                  MISCELLANEOUS

                  SECTION  A.  One  special  bulletin  board  for the use of the
Association shall be erected in each Department at such places as shall be agreed upon by the President of the Association and the designated representative of the Corporation. Said bulletin board may be used only to notify Association members of official Association business, except that notices of a non-partisan civic nature may be posted if first submitted to the designated Corporation representative and approved by him. The decision of the Corporation shall be final and binding. All notices of official Association business-shall be signed by the President, Secretary or Chief Shop Steward of the Association.

                  SECTION B. FOREMEN AND OTHER SUPERVISORS. The primary function of a foreman and other supervisors is supervision. Foreman and other supervisors shall not perform work customarily assigned to members of the bargaining unit when their performance of such work will cause members of the bargaining unit to be sent home or prevent the recall of laid-off members or the hiring of new employees.

                  SECTION C. The Corporation will provide, and split the cost with the Employee Association, for copies of this contract in mini-booklet form to all existing employees and new hires during the contract period.

                                   ARTICLE XVI

                             INSURANCE AND PENSIONS

                  SECTION A. The Corporation agrees to provide life insurance coverage for each employee as follows:

                             August 1, 1998 $15,000

                  Each new employee shall not be eligible for such life insurance until the first of the month following thirty (30) days' employment with the Corporation.

                  Each employee shall be required to pass a pre-employment physical examination. Employees who are re-hired or laid off for more than a thirty-day (30) period may also be required to take a physical examination.

                  Upon death for any cause, whether on or off the job, the beneficiary named on the employee's policy shall receive the amount of insurance stated on such employee's policy.

An employee who completes at least twenty (20) years of employment and has attained the age of at least sixty-five (65) years may retire with a paid-up life insurance policy in the amount of Two Thousand Five Hundred Dollars ($2,500.00).

                  An hourly employee who has completed at least twenty-five (25) years of credited service and- has attained the age of at least sixty-two (62) years may retire with a paid-up life insurance policy in the amount of One Thousand Two Hundred Fifty Dollars ($1,250.00).

                  In case of a temporary lay-off of thirty (30) days or less, the Corporation shall keep the employee's life insurance in effect. All insurance's shall cease at termination of employment, except for employees under eligible retirement as defined hereinbefore.

                  SECTION B. The Corporation agrees to provide insurance for each employee for accidents or sickness off the job that prevents the employee from working. Employees shall receive weekly payments for a maximum of twenty-six (26) weeks beginning on the day of the accident or on the eighth day of illness. For new cases only, on each one of the three following effective dates the Corporation will pay:

           August 1, 1998 $325 per week for the life of this agreement

                  In cases of illness or accident off the job, the employee must report employee's absence from work to the Personnel Manager and request the proper report form, provided by the insurance company, be mailed to him. The employee's doctor shall fill out what is required on such form. The form shall be returned to the Corporation for completion and forwarding to the insurance company.

                  Upon release by employee's physician, the employee shall report to the Dispensary before employee may return to work. The Corporation may require the employee to be examined by the Corporation's physician. The above insurance ceases upon termination of employment.

                  SECTION C. Effective August 1, 1998, the Corporation will absorb the entire cost of providing U. S. Healthcare or its equivalent for the duration of this Agreement. An employee may elect to be covered under either of two (2) U. S. Health Care Plans as follows:

1. Premiere
2. Patriot XV Liberty D

                  (1) The limitation on the amount of benefits provided under the Major Medical Plan is One Million Dollars ($1,000,000.00).

                  (2) For employees who retire at age 62 up to age 65 on or after August l, 1998, the Corporation agrees to purchase for such retired
employees  U.  S.   Healthcare,   or
equivalent coverage under one of the Corporation's approved plans where the Corporation's contribution shall be limited to $115.00 per month if married and $58.00 per month if single.

                  (3) The Corporation agrees to purchase for employees age 65 or older who retire on or after August 1, 1998 coverage U.S. Healthcare Medicare V, or equivalent. The Corporation's contribution shall not exceed $115.00 per month if an employee is married and $58.00 per month if single. Any subsequent increase in the cost of the retiree's medical insurance plan will be paid in total by the retiree.

                  (4) In the event an employee is out on leave which is covered by the Corporation's accident and sickness policy, the Corporation will continue to provide medical coverage on the following basis:

                  (a) After one (l) year of service -- 50% of the premium cost that the Corporation was contributing prior to the leave.

                  (b) After two (2) years of service or more -- 100% of the premium cost that the Corporation, under the U.S. Healthcare Premium Plan or its equivalent, was contributing prior to the leave.

                  If the employee remains on sickness and accident leave beyond the twenty-six (26) week maximum coverage period, the Corporation will continue to provide medical coverage in accordance with the above standards for a period not to exceed two (2) years provided the employee's seniority has not been canceled and that the employee elects medical coverage under the U. S. Health Care "Premier Plan" on the earliest date that such employee may elect to transfer to the Premier Plan. In the event the employee was already enrolled in the Premier Plan, the employee must remain in the Premier Plan or lose the right to the Corporation's contribution.

For those employees and/or their families covered by the Corporation's present carrier, where the employee co-pay charge is twenty five dollars, the Corporation will reimburse the employees for every co-pay charge incurred by the employee and /or his or her family (if family coverage is provided) over ten such charges over a twelve month period. The employee will be responsible for providing the Corporation with proof of same.

Durable medical coverage will continue.

                  SECTION D. The insurance coverage provided for in Section C above shall be made effective in accordance with the terms and conditions specified in the Agreements entered into by the Corporation with any insurance carrier, or with U. S. Health Care.

                  The foregoing program of social insurance benefits provided in Sections A, B and C shall be in substitution for any and all other plans providing for insurance benefits to covered employees for sickness and accident and hospitalization benefits. It is intended that the provisions for sickness and accident benefits which shall be included in such program of social insurance benefits shall comply with and be in substitution for provisions for similar benefits which shall be provided for under such law or laws, the cost to the Corporation of such benefits under such law or laws, shall be deducted from the amount which the Corporation is required to contribute to the program of social insurance benefits as provided for herein and an appropriate readjustment shall be made in the benefits provided for under such program.

                  SECTION E. (1) The Corporation and the Association have entered into two pension Agreements. One pension agreement (The Bethlehem Corporation Retirement Income Plan, commonly referred to as the Easton Hourly Pension Plan) dated as of June 8, 1964 and as amended as of June 15, 1967, June 15, 1970, June 22, 1974, November 16, 1975, June 23, 1977, June 15, 1979, July
21, 1980, June 12, 1984, August 12, 1987, July 23, 1991 and July 23, 1994.

                                       and

one pension agreement (The Bethlehem Corporation Employees' Association Pension Plan, commonly referred to as The Bethlehem Hourly Pension Plan) dated as of January 2, 1970 and amended as of October 1, 1970, October 1, 1974, June 23, 1977, June 15, 1979, July 21, 1980, June 12, 1984, August 12, 1987, July 23,
1991 and July 23, 1994.

                  References therein to the "Existing Agreement" shall be taken as reference to the Agreement dated July 23, 1994. Each pension agreement, as amended, shall become effective as of that date and remain in effect in accordance with its terms.

                  (2) The pension agreements shall be amended so that no further benefits will accrue after December 31, 1994 and the retirement benefits accrued as of that date will be fully protected. The Corporation will fully fund the pension plans in accordance with ERISA guidelines.

                  (3) Effective January 1, 1995, the Corporation has established a 401(k) plan which will have provisions in accordance with the Plan Summary dated July 18, 1994. Payroll deductions will be transferred into the 401 K accounts within two weeks following payday. All contributions by the Corporation shall be delivered to the trustee not later than the date fixed by law for the filing of the Corporation's Federal Income Tax return (including any extensions of time granted by the Internal Revenue Service for filing such return). The Federal tax return is due September 15th of each year.

                                  ARTICLE XVII

                           ASSOCIATION RESPONSIBILITY

                  The parties hereto agree that this Agreement provides an orderly and expeditious method for the adjustment of differences that might arise between them during the tenure of this Agreement; therefore, the Association agrees it will not authorize any strikes of the employees at the Plants of the Corporation for its duration.

                  In the event of an unauthorized strike, work stoppage or interruption or impeding of work on the part of any employee or employees during the life of this Agreement, the Association agrees that it will immediately (within twenty-four [24] hours after notification by the Corporation, by registered mail or personal messenger, that a strike is in progress) disavow responsibility for the strike and order the striking employee or employees to return to work promptly. Therefore, consistent with the above, the Corporation agrees that it will not bring legal action against the Association or any of its officers, agents, or members to establish responsibility for such unauthorized strike or any damage resultant therefrom. The sole recourse and exclusive remedy for the Corporation in such an event shall be to impose disciplinary measures upon the employees involved, in accordance with the provisions of this Agreement.

                  In the event that any employee fails to return to work promptly after such disavowal and order to return to work, the Corporation will be free to discharge or otherwise discipline employee without necessarily discharging or disciplining all employees so involved and such action shall not be held to be discriminatory. Any arbitration case shall be limited only to the question of whether the employee did or did not encourage or participate in the strike and the extent of the disciplinary penalty cannot be questioned.

                                  ARTICLE XVIII

                                 SAVINGS CLAUSE

                  If any Article, Section or Paragraph of this Agreement shall be rendered null and void as a result of any Federal, State, County or Municipal legislation, only that Article, Section or Paragraph so affected shall be re-negotiated to conform to said State or Federal laws, and the other provisions of this Agreement shall not be affected.

                                   ARTICLE XIX

                                TERMINATION DATE

                  SECTION A. This Agreement and the two Pension Agreements dated January 2, 1970, as amended, and June 22, 1964, as amended, shall constitute the entire agreement between the Corporation and the Association. This Agreement shall remain in full force and effect until 11:59 p.m. July 31, 2001, and shall thereafter be continued for one (1) year and from year to year thereafter unless notice of termination in writing via registered mail is given by either party at least sixty (60) days before the next annual expiration date.

                  SECTION B. TO CHANGE, AMEND OR SUPPLEMENT. Should either party desire to change, amend, or supplement this Agreement of August 1, 1998, or as of any subsequent date thereto, such party may do so by giving the other party written notice of at least thirty (30) calendar days prior to the date upon which it desires to do so, and such party shall state in such notice the specific Article, Section or Sub-Section thereof it desires to change, amend or supplement. Within thirty (30) days after the receipt of such notice by either of the parties hereto, a conference date shall be mutually agreed upon.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed by its duly authorized agents and said Association has caused these presents to be executed by the signatures of its duly authorized agents this first day of August 1998.

         THE BETHLEHEM CORPORATION           THE BETHLEHEM CORPORATION
             EMPLOYEES ASSOCIATION

         ------------------------------      -----------------------------
         Clark Gable                         Paul A. Geisewite

         ------------------------------      -----------------------------
         Donald A. Fehr                      Bradley D. Smith, Sr.

         ------------------------------
         Dennis Pfeiffer

         ------------------------------
         Dale Stocker

         ------------------------------
         David King, Jr.

         ------------------------------
         Richard Freeman

         ------------------------------
         Stephen Domyan

         ------------------------------
         Ronald S. Ardelean

                                    Addendum

                             SUPPLEMENTAL AGREEMENT

This Supplemental Agreement dated as of July 23, 1994 is entered into between The Bethlehem Corporation, Easton, PA (hereinafter referred to as the "Corporation") and The Bethlehem Corporation Employees' Association (hereinafter referred to as the "Association") on behalf of itself and its members who are employees of the Corporation.

NOW, THEREFORE, THIS AGREEMENT WlTNESSETH:

1. Effective as of July 23, 1994 the minimum hiring-in rate for trainees will be Labor Grade 1 for the first four months. Trainees shall progress in accordance with the following progression schedule and subject to the following regulations:

A. The parties recognize the need for a clearly defined Trainee Progression Schedule under which an inexperienced employee may advance as he increases his knowledge of the job until he attains the rate of the grade in which his job is classified. The method of selection of trainees is as follows:

                  Whenever a TRAINEE opening is available, the Corporation will not post such opening in the traditional sense, but rather will post a notice inviting all interested employees to apply for such opening.

                  The General Foreman of the department involved and the Plant Manager, together with the Personnel Manager, will compare the qualifications of all the interested applicants. The final selection of candidates will be made based on the capability each candidate is considered to have for eventually acquiring the skill of the particular job.

                          TRAINEE PROGRESSION SCHEDULE
     Automatic Progression               Merit Progression

     Hire  4     8     12    18    24    30    36    42    48     54     60    66
Gr.  Gr.   Mos.  Mos.  Mos.  Mos.  Mos.  Mos.  Mos.  Mos.  Mos.   Mos.   Mos.  Mos.

                                  LABOR GRADE
1    1
2    1     2
3    1     2     3
4    1     2     3     4
5    1     2     3     4     5
6    1     2     3     4     5     6
7    1     2     3     4     5     6     7
8    1     2     3     4     5     6     7     8
9    1     2     3     4     5     6     7     8     9
10   1     2     3     4     5     6     7     8     9     10
11   1     2     3     4     5     6     7     8     9     10     11
12   1     2     3     4     5     6     7     8     9     10     11     12
13   1     2     3     4     5     6     7     8     9     10     11     12    13


NOTE: Advancement of a Trainee shall be by automatic progression in any grade up to and including Grade 4. Thereafter, such advancement shall be on a merit basis.

                  If there are no applicants indicating interest in the TRAINEE opportunity or if no applicants are deemed sufficiently qualified for such TRAINEE job, the Corporation may fill such opening by assigning or hire new employees at its discretion.

                  While in training, all TRAINEES will be considered to hold the job classification of the job for which they are being trained, and such job classification will determine a trainee's rights as to transfer and promotion, layoffs and recalls.

B. Within the limitations of the Trainee Progression Schedule the Corporation may:

                  (i) hire a new employee at any rate at or between the Hire Rate and the Job Rate for the grade in which the employee's job is classified according to the employee's previous experience.

                  (ii) progress trainees in Grades 2, 3 and 4 on an automatic basis in accordance with the intervals and increases specified in the Trainee Progression Schedule.

                  (iii) progress trainees in the first four steps of Grades 5 to 13 that is up to and including a basic rate of Labor Grade 4 or an automatic basis in accordance with the intervals and increases specified in the Trainee Progression Schedule.

                  (iv) progress trainees in all steps subsequent to the fourth step of Grades 5 to 13 that is after attainment of a basic rate of Labor Grade 4 on a merit basis in accordance with the intervals and increases specified in the Trainee Progression Schedule.

                  (v) progress a trainee at a faster rate, if such trainee's performance warrants it.

C. The Corporation may, at its discretion, withhold an automatic progression increase if, in its judgment, a trainee's progress does not warrant such increase, provided the Corporation does not require the trainee to continue as a trainee on the job on which he was previously being trained and in connection with which he was being considered for a progression increase.

D. Whenever a merit progression increase is withheld under the Trainee Progression Schedule, the Plant Manager shall submit his reasons therefor in writing to the Personnel Manager of the Corporation, who shall within ten (10) days thereafter advise the President of the Association of the name of the trainee and the reasons why the merit progression increase was withheld. In such cases, the trainee's progress shall be reviewed three months thereafter to determine whether he shall be given the merit progression increase previously withheld.

E. The determination as to whether a trainee shall receive a merit progression increase shall not be subject to the Grievance Procedure unless such merit progression increase has been withheld after being reviewed at the end of two regular six-month review periods.

F. If a trainee has progressed through the first four steps of any grade and is receiving a rate of Labor Grade 4 or more on the job for which he is being trained and he is subsequently taken off such a job because of lack of work and transferred to another job which carries a basic rate of more than Labor Grade 4 he shall begin work as a trainee on the job to which he is transferred at a rate of Labor Grade 4. If the basic rate for the job to which he is transferred is Labor Grade 4 or less, he shall begin work at the basic rate for the job.

2. The Corporation and the Association have agreed on the classification of all existing jobs in the Corporation into thirteen (13) labor grades.

3. The Corporation and the Association have copies of job descriptions for all jobs in the Corporation as of July 21, 1980. The job descriptions are not intended to describe or set out in complete detail all the duties and responsibilities which go with any job. The job descriptions set forth the general duties considered necessary to evaluate the job in the factors of skill, effort, responsibility and job conditions and shall not be construed as a detailed description or statement of all the work requirements that may be inherent in the job. No grievance may be filed in connection with approved job descriptions. Jobs referred to herein as "craft jobs" have been designated as such on the job description.

(a) The association will submit a list of jobs to the Corporation. These jobs are to be reviewed and approved by the parties within a mutually agreed time period.

4. No employee who prior to July 21, 1980 has a personal rate above the basic rate established for his job will be reduced unless reclassified into a different job through the operation of the "Seniority" section of the present Agreement. An employee reclassified in accordance with these provisions upon being transferred back into the job in which he had a personal rate shall have it restored. An employee whose connection with the Corporation is terminated under conditions whereby his seniority is canceled in accordance with the "Seniority" section of the present Agreement will not have his personal rate restored on re-hire.

5. Transfers of employees from one job classification to another may be made from time to time for the convenience of the Corporation. These transfers can be made during any scheduled shift including Saturdays and Sundays. An employee who is temporarily transferred for the convenience of the Corporation shall receive the rate of the job to which he is transferred or the rate of the job on which he has been working, whichever is higher. An employee who is transferred in lieu of lay-off shall receive the rate of the job to which he is transferred.

6. The Corporation may establish a new job or change the work assignment of an existing job so as to require a change in grade. In such event, the following procedure shall apply:

A. As promptly as practicable but not later than sixty (60) days after the new or changed job goes into operation, the Corporation will prepare a job description and a proposed classification by grade and submit them to the Association.

B. Within seven (7) calendar days thereafter, the Association shall return said description and classification by grade with his approval noted thereon or with its disapproval noted thereon and accompanied by a request for a conference.

C. If the Association approved said description and classification by grade or fails to return them in seven (7) calendar days, said description and classification by grade shall become effective as of the day the new job is filled or the change made.

D. If after the conference called for in paragraph B above, the Corporation and the Association are unable to agree, the description and classification by grade shall be put into effect subject to paragraph E below.

E. Any employee or employees, affected by the establishment of a new job or a change in the description or an existing job and the classification by grade of such new or changed job, may file a grievance through a member of the Association's Grievance Committee as provided in the Third Step procedure established by the Grievance Section of the present Agreement, unless prior to its filing said description and classification by grade have been accepted by the Association.

F. Any revised job description and classification by grade resulting from a conference between the Corporation and the Association shall be retroactive to the date the new job is filled or the change made, except that such retro-activity shall not extend back for more than ninety (90) days prior to the date of the Corporation's submission of the job description and proposed classification by grade. Any revised job description and classification by grade resulting from the filing and processing of a grievance shall be retroactive to the date the new job is filled or the change made, except that such retro-actively shall not extend back for more than ninety (90) days prior to the date of the filing of the grievance.

7. The job description and labor grades established by this Supplemental Agreement, except as modified pursuant to Section 6 above, shall continue in full force and effect unless the Corporation terminates any job or such job remains continuously unfilled for the period of a calendar year.

8. The Corporation shall have the sole right to determine the number of employees required in each and every job classification throughout the plant.

9. For the purposes of training employees for higher rated job classifications, an employee in a lower rated job classification shall accept temporary assignments of work normally performed by employees in a higher rated job classification. While performing such work, the employee shall receive the rate of pay for his regular job classification or a higher rate of pay based upon the efficiency and ability of the employee to perform the work temporarily assigned.